Filed Pursuant to Rule 433

Registration Statement No. 333-151351
September 21, 2009

Issuer Free Writing Prospectus

República Oriental del Uruguay

US$500,000,000 6.875% Bonds due 2025

Final Terms and Conditions
As of September 21, 2009

Issuer	República Oriental del Uruguay
Title	US$ 500,000,000 6.875% Bonds due 2025
Ratings for Global Bonds due 2025:	Ba3/BB/BB-
Principal amount	US$500,000,000
Maturity date	The 2025 Global Bonds will mature on September 28, 2025
Settlement date	09/28/2009
Public Offering Price:	100% of the principal amount plus interest from September 28, 2009 if any.
Interest:	6.875% per annum, payable semi-annually in arrears in US dollars
Payment of Interest	Amounts due in respect of interest will accrue and be paid semi-annually in arrears.
Interest Payment Dates	Interest payment dates shall be on March 28 and September 28 of each year, starting on March 28, 2010.
Payment of Principal	Amounts due in respect of principal will be payable in three equal installments on September 28, 2023, September 28, 2024 and at maturity.
Denominations	US$ 1 and integral multiples thereof.
Day count	30/360
Type	SEC Registered; Global
Cusip/Isin	760942 AX0/US760942AX01
Governing Law	New York
Listing	Application will be made to admit the Securities to the Official list of the United Kingdom Listing Authority and to the regulated market of the London Stock Exchange
Joint Bookrunners/Allocation	Barclays Capital Inc (50%) Citigroup Global Markets Inc. (50%)

The following additional information of Uruguay and regarding the Securities is available from the SEC’s website and also accompanies this free-writing prospectus:

http://www.sec.gov/Archives/edgar/data/102385/000095012309012625/y77673e18vk.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012309012625/y77673exv99wd.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342309000793/repofuruguay-18ka1_0918.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342308000510/repofur-sba1_0619.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012309044383/y79351e424b3.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Barclays Capital Inc. at 1-888-603-5847 or Citigroup Global Markets Inc. at 1-877-858-5407 or from outside the U.S. to 212-723-6171 (call collect)

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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